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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                               PROXIM CORPORATION

                             A DELAWARE CORPORATION

         Proxim Corporation, a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), does hereby certify that:

         A. The name of the Corporation is Proxim Corporation. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 4, 1996 under the name Wireless Access, Inc. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 28, 1999 changing the name of Wireless Access, Inc. to Western Multiplex Corporation. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 11, 2000. A Certificate of Ownership and Merger merging WMUX Name Change Corp. into Western Multiplex Corporation was filed with the Secretary of State of the State of Delaware on March 26, 2002, amending Article I of the Amended and Restated Certificate of Incorporation to change the name of the Corporation to Proxim Corporation. A Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Proxim Corporation was filed with the Secretary of State of the State of Delaware on August 2, 2002.

         B. This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation of this Corporation as set forth in paragraph C below in accordance with the applicable provisions of Sections 222 and 242 of the Delaware General Corporation Law, as it may be amended from time to time (the "DGCL") and was duly approved and adopted (i) by resolution of the Board of Directors of the Corporation at a duly noticed meeting and (ii) by vote of the stockholders of this Corporation entitled to vote thereon at the duly noticed annual meeting of stockholders.

         C. Article IV, Section A of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                  "Capital Stock. (A) The total number of shares of stock that the Corporation shall have authority to issue is 425,000,000 of which (1) 390,000,000 shall be shares of common stock designated as Class A Common Stock, par value $.01 per share ("Class A Common Stock"), (2) 10,000,000 shall be shares of common stock designated as Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), and (3) 25,000,000 shall be shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any class or classes of stock voting separately as a class shall be required therefor except as required by the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Proxim Corporation."

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         IN WITNESS WHEREOF, Proxim Corporation has caused this Certificate of
Amendment of its Amended and Restated Certificate of Incorporation to be executed by Franco Plastina, its President, and attested to by Keith E. Glover, its Secretary, this 30th day of June, 2003.

                                          PROXIM CORPORATION
                                          a Delaware corporation

                                          /s/ Franco Plastina
                                          ------------------------------
                                          Franco Plastina
                                          President

ATTEST:

      /s/ Keith E. Glover
---------------------------------
Keith E. Glover
Secretary

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